Exhibit 23.1

Rush Enterprises, Inc.

New Braunfels, Texas

We hereby consent to the incorporation of our report in the Registration Statement on Form 8-K of our report dated April 9, and September 14, 2004, relating to the consolidated financial statements of American TruckSource, Inc. and Subsidiaries for the years ended December 31, 2003 and 2002, appearing in Rush Enterprises, Inc.’s Form 8-K filing dated February 4, 2005.

BDO Seidman, LLP
Dallas, Texas

February 4, 2005